Exhibit 99.1

voice: (781) 551-9450
129 Morgan Drive	fax: (781) 440-9528
Norwood, MA 02062	email: apogee@apogeebio.com

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:

Paul J. Murphy

Chief Financial Officer and Vice President of Finance

Telephone: (781) 551-9450

Apogee Receives Delisting Notification from the
American Stock Exchange; Will File Appeal

NORWOOD, Mass. (Nov. 8, 2007) — Apogee Technology, Inc. (AMEX: ATA) (the “Company”) announced that it was notified by a letter from the American Stock Exchange (the “AMEX”) on November 2, 2007 that the period associated with the Company’s plan to resolve certain deficiencies regarding its continued listing with AMEX had expired without the Company regaining compliance. As a result, the AMEX notified the Company of its intent to remove the Company’s common stock from the AMEX by filing a delisting application with the Securities and Exchange Commission (the “SEC”) pursuant to Section 1009(d) of the AMEX Company Guide (the “Company Guide”), and Rule 12d2-2 of the Securities Exchange Act of 1934, as amended.

Presently, the Company continues to be noncompliant with Sections 1003(a)(i), 1003(a)(ii), and 1003(a)(iii) of the Company Guide. All of which relate to the Company’s insufficient stockholder’s equity, as previously reported in the Company’s filings with the SEC. The Company is actively exploring alternatives to accomplish its funding goals and demonstrate to AMEX that it can regain and maintain compliance with the relevant continued listing standards in the Company Guide.

The Company intends to appeal the determination by the AMEX and will submit a written request for a hearing by November 9, 2007. In accordance with Sections 1203 and 1009(d) of the Company Guide, the Company will appeal the determination by the AMEX by requesting either an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel. At the discretion of the AMEX, the Company’s common stock will continue to trade on the AMEX during the appeal period, which may be in excess of 30 days.

About Apogee Technology, Inc.

Apogee Technology, Inc. is a biotechnology company developing proprietary systems for the delivery of pharmaceutical agents into the skin for the treatment and prevention of local and systemic conditions. The Company’s PyraDerm™ delivery system incorporates structured solid-state formulations designed to penetrate the outer layer of the skin and then release the agent in a controlled manner. The Company is also developing and commercializing sensors and sensor systems with a specialized focus on health monitoring systems. For more information please visit our web site at: http://www.apogeebio.com.

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PyraDerm™, Sensilica® and IntellaPAL™ are trademarks of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders.

Certain statements made herein that use the words “anticipate,” “may,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve those oriented to the Company’s continued trading status, capital raising transactions and its interaction with the Listing Qualifications Panel in addition to those related to the design, development and production efforts of our PyraDerm™, Sensilica® and IntellaPAL™ technologies, known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied. Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its report on Form 10-KSB, as amended, for the year ended December 31, 2006 and its quarterly reports on Form 10-QSB, for the quarters ended March 31, 2007 and June 30, 2007.